Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.

kentringer@caseycomm.com

January 30, 2014

Cass Information Systems, Inc. Surpasses 2012 Results

With Earnings of $23.5 Million in 2013

Reports 4th Quarter Earnings and Declares Regular Quarterly Cash Dividend

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and environmental invoice payment and information services reports that it earned $2.02 per diluted share for the year ended December 31, 2013, equaling 2012 diluted share earnings. Total net income for 2013 was $23.5 million, a 0.8% increase over the $23.3 million earned in 2012.

	4th Quarter		%	YTD		%
	2013	2012	Change	2013	2012	Change
Transportation Dollar Volume	$6.1 billion	$5.6 billion	8.8%	$23.5 billion	$22.3 billion	5.6%
Facility Expense Dollar Volume*	$3.0 billion	$2.6 billion	14.7%	$11.6 billion	$10.9 billion	6.3%
Revenues	$28.1 million	$26.8 million	5.1%	$114.8 million	$111.5 million	3.0%
Net Income	$5.3 million	$5.3 million	—	$23.5 million	$23.3 million	0.8%
Diluted Earnings per Share	$.45	$.46	(2.2)%	$2.02	$2.02	—

*	Includes Energy, Telecom and Environmental

2013 4th Quarter Recap

Net income for the fourth quarter was $5.3 million, essentially equaling 2012 results. On a per share basis, earnings for the period were $.45 per diluted share, a 2.2% decrease from the $.46 per diluted share reported in the final quarter of 2012.

Volume trends were favorable for the quarter, with transportation dollar volume up 8.8% and facility expense dollar volume – derived from the company’s energy, telecom and environmental operations – up 14.7%. Overall, revenues grew to $28.1 million, a 5.1% increase over the $26.8 million generated in the year-earlier period.

Operating expenses increased $1.5 million, or 7.4%, largely due to higher personnel costs related to staff increases to support higher processing volumes.

2013 Fiscal Benchmarks

Revenues for 2013 were $114.8 million, 3.0% higher than the $111.5 million posted in 2012. Meanwhile, operating expenses increased $3.8 million, or 4.7%, primarily due to personnel costs as previously cited.

Net investment income for the year fell 5.3%, or $2.1 million, as historically low interest rates continued to exact an earnings toll on Cass.

“The economic environment remains a challenge as the extended period of low interest rates continues to erode the earnings contribution of our investable assets,” commented Eric H. Brunngraber, Cass president and chief executive officer. “Although we continue to invest in our business units and our staff has been successful in growing their business lines, the effect on net income will be muted until the economy strengthens and interest rates normalize. Our ability to produce earnings in 2013 equal to those of a year ago testifies to their commitment.”

Cash Dividend Declared

On January 27, 2014 the company’s board of directors declared a first quarter dividend of $.20 per share payable March 17, 2014 to shareholders of record March 5, 2014. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, energy, telecom and environmental invoice payment and information services. Involved in the payables services and information support business since 1956, Cass disburses $35 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C., Wellington, Kansas and Jacksonville, Fla. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2012.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2013 and 2012.

	Quarter Ended 12/31/13	Quarter Ended 12/31/12	Year Ended 12/31/13	Year Ended 12/31/12
Transportation Invoice Volume	8,227	7,320	31,895	28,790
Transportation Dollar Volume	$6,107,706	$5,615,876	$23,506,097	$22,263,118
Facility Expense Transaction Volume	5,106	4,611	19,502	18,277
Facility Expense Dollar Volume	$2,966,966	$2,587,491	$11,583,611	$10,899,294

Payment and Processing Fees	$18,383	$16,983	$70,805	$66,695
Net Investment Income	9,287	9,054	38,245	40,385
Gain (Loss) on Sale of Securities	21	234	4,024	2,635
Other	441	500	1,743	1,808

Total Revenues	$28,132	$26,771	$114,817	$111,523

Salaries and Benefits	$16,724	$15,585	$65,722	$62,563
Occupancy	765	569	2,874	2,157
Equipment	1,009	890	3,810	3,516
Other	2,798	2,779	11,680	12,097

Total Operating Expenses	$21,296	$19,823	$84,086	$80,333

Income from Operations before Income Taxes	$6,836	$6,948	$30,731	$31,190
Income Tax Expense	1,582	1,607	7,234	7,887

Net Income	$5,254	$5,341	$23,497	$23,303

Basic Earnings per Share	$.45	$.47	$2.05	$2.05

Diluted Earnings per Share	$.45	$.46	$2.02	$2.02

Average Earning Assets	$1,240,394	$1,207,492	$1,198,710	$1,201,846
Net Interest Margin	3.36%	3.95%	3.63%	4.00%
Allowance for Loan Losses to Loans	1.79%	1.80%	1.79%	1.80%
Non-performing Loans to Total Loans	.27%	.96%	.27%	.96%
Net Loan Charge-offs to Loans	—	.23%	.18%	.44%
Provision for Loan Losses	$—	$1,600	$500	$2,400